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                     FOURTH AMENDMENT TO RIGHTS AGREEMENT


         THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT (this "Agreement") is entered into by Serv-Tech, Inc., a Texas corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), effective upon the execution of the Merger Agreement (as defined below).

         WHEREAS, the Company and Society National Bank, as the original rights agent under the Agreement (as defined below), and/or the Rights Agent entered into that certain Rights Agreement dated as of November 16, 1995, that certain First Amendment to Rights Agreement effective as of November 27, 1995, that certain Second Amendment to Rights Agreement effective as of January 1, 1997, and that certain Third Amendment Agreement to Rights effective as of January 1, 1997 (collectively, the "Agreement"), and all capitalized terms not defined herein shall have the meanings given to such terms in the Agreement; and

         WHEREAS, in order to facilitate the transactions contemplated by the Merger Agreement, the Company and the Rights Agent desire to amend the Agreement as provided herein pursuant to Section 26 of the Agreement, which authorizes the Company and the Rights Agent, if the Company so directs, to supplement or amend any provision of the Agreement without the approval of any holders of the Company's Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereto agree as follows:

         1. Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

              (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company,
         (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who notifies the Board of Directors in writing within five days after the acquisition making such Person the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding that such acquisition was inadvertent, and who within two days after such notification divests a sufficient number of shares of Common Stock so that such Person is no longer the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding ("Inadvertent Acquisition"), (vi) an underwriter that acquires such percentage of the shares of Common Stock pursuant to a customary agreement in a public offering of such Common Stock, or (vii) Philip Environmental Inc., an Ontario, Canada corporation ("Philip"), or any Affiliate of Philip, for so long as neither Philip nor

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          any Affiliate of Philip is the Beneficial Owner of more than 5%
          of the issued and outstanding capital stock of the Company other than capital stock of the Company of which Philip or any Affiliate of Philip is the Beneficial Owner soley by reason of the merger of ST Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Taro Aggregates Ltd., an Ontario, Canada corporation and wholly-owned subsidiary of Philip ("Taro"), with and into the Company under the terms of the Agreement and Plan of Merger dated March 5, 1997, by and among Philip, Taro, ST Acquisition Corporation and the Company, as amended from time to time (the "Merger Agreement"). If any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including, without limitation, with respect to the definitions of Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date and Triggering Event.

                Notwithstanding any provision of this Agreement to the contrary,
          (1) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (2) neither Philip nor any Affiliate of Philip shall be deemed to have become an Acquiring Person, and (3) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any other rights pursuant to, this Agreement or any Rights issued hereunder soley by reason of (y) the approval, execution, delivery or performance of the Merger Agreement or (z) the consummation of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement); provided, however, that in the event Philip or any Affiliate of Philip becomes the Beneficial Owner after the date hereof of any shares of Common Stock in any manner other than as set forth in Section 1(a)(vii) above, the provisions of this sentence (other than this proviso) shall not be applicable; and provided, further, that, notwithstanding Section 26 of this Agreement and except to the extent that any supplement or amendment to this Agreement would constitute a material breach of the Merger Agreement, any supplement or amendment to this Agreement can, in the Company's discretion, have retroactive effect with respect to Philip and its Affiliates, regardless of whether Philip and its Affiliates consent, and regardless of whether the supplement or amendment has an adverse affect on Philip or its Affiliates.

          2. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.





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         IN WITNESS WHEREOF, the undersigned parties hereby execute this
Amendment on this 5th day of March, 1997, and agree to be bound by this Amendment effective immediately after the execution of the Merger Agreement.



ATTEST:                                     SERV-TECH, INC.


By:      /s/  FRANK PERRONE                 By:      /s/ DAVID P. TUSA
Name:    Frank Perrone                      Name:    David P. Tusa
Title:   Secretary                          Title:   Senior Vice President


ATTEST:                                     AMERICAN STOCK TRANSFER
                                            & TRUST COMPANY


By:      /s/ SUSAN SILBER                   By:      /s/ HERBERT J. LEMMER
Name:    Susan Silber                       Name:    Herbert J. Lemmer
Title:   Assistant Secretary                Title:   Vice President





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